Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of West Fraser Timber Co. Ltd. of our report dated February 11, 2021 relating to the consolidated financial statements of West Fraser Timber Co. Ltd., which is filed as Exhibit 99.3 to the Report on Form 6-K dated February 11, 2021. We also consent to the reference to us under the heading “Experts” in the Annual Information Form of West Fraser Timber Co. Ltd., which is filed as Exhibit 99.1 to the Report on Form 6-K referenced above, which is also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

June 21, 2021